Exhibit 4.2




                            1993 -- Revised 11/17/93
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                             PROGRESSIVE BANK, INC.

               1993 NON QUALIFIED STOCK OPTION PLAN FOR DIRECTORS



         1. Purpose. The Progressive Bank, Inc. 1993 Non Qualified Stock Option Plan for Directors is intended to increased incentive and encourage the continued service and investment in its Common Stock of directors who are not otherwise employed by it by facilitating their purchase of stock in Progressive Bank, Inc.

         2. Definitions. As used herein:

                  (a) "Corporation" means Progressive Bank, Inc.

                  (b) "Board" means the Board of Directors of the Corporation.

                  (c) "Common Stock" means the $1.00 par value Common Stock of the Corporation.

                  (d) "Committee" means the Stock Option Committee appointed by the Board in accordance with paragraph 4 of this Plan.

                  (e) "Continuous Service" or "Continuous Status as a Director" means the absence of any interruption or termination of service as a director of the Corporation. Service shall not be considered interrupted in the case of maternity leave, sick leave, military leave or any other leave of absence approved by the Corporation.

                  (f) "Director" means any person not employed on a full-time basis by the Corporation who is lawfully elected or duly appointed and serving as a member of the Board.

                  (g) "Option" means an option granted pursuant to this Plan.

                  (h) "Optioned Stock" means stock subject to an Option granted pursuant to this Plan.

                  (i) "Optionee" means a Director who receives an Option.

                  (j) "Plan" means the Progressive Bank, Inc. 1993 Non Qualified Stock Option Plan For Directors.

         3. Shares Subject to the Plan. Except as otherwise permitted by the provisions of paragraph 12 hereof, the aggregate number of shares of Common Stock which may be issued upon the exercise of Options granted under this Plan shall be 75,000 shares of Common Stock of the Corporation. If an Option should expire or become unexercisable for any reason without


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having been exercised in full, the unpurchased shares which were subject thereto shall, unless the term of this Plan under paragraph 14 shall have expired or this Plan shall have been terminated pursuant to paragraph 16, be available for the grant of other Options under this Plan.

         4. Administration of the Plan. The Plan shall be administered by the Stock Option Committee composed of not less than three disinterested persons, one of who shall be the President of the Corporation to be appointed from time to time by such Board. Subject to the provisions of the Plan, the Committee may from time to time adopt rules and regulations necessary or advisable for the Plan's administration. The grant of options, determination or the interpretation and construction of any provision of the Plan (and any provision of any Option granted hereunder) by the Committee shall be final and conclusive.

         5. Eligibility, Grant of Options and Vesting. All directors who are not full time employees of the Corporation are eligible to participate in the Plan. Options shall be granted by the Stock Option Committee. Options shall vest in accordance with the provisions of each grant of options.

         6. Term of Option. The term during which each Option granted under this Plan shall be exercisable shall be ten years from October 20, 1993.

         7. Option Price. The price per share at which each Option may be exercised shall, as to any particular Option, not be less than the fair market value of the Optioned Stock at the time such Option is granted. If the Common Stock is traded otherwise than on a national securities exchange at the time of the granting of an Option, then the fair market value per share shall be the mean between the bid and asked price on the date the Option is granted or, if there is no bid and asked price on said date, then on the next prior business day on which there was a bid and asked price. If the Common Stock is listed on a national securities exchange at the time of granting an Option, then the fair market value per share shall be the average of the highest and lowest selling price on such exchange on the date such Option is granted or, if there were no sales on said date, then the fair market value per share shall be the mean between the bid and asked price on such date.

         8. Procedure for Exercise of Option. (a) Any Option granted hereunder shall be exercisable at such times and under such conditions as shall be permissible under the terms of this Plan and of the Option granted to the Optionee. Subject to provisions relative to its termination and limitations on its exercise, an Option may be exercised at one time with respect to all of the Optioned Stock, or from time to time with respect to a whole number of shares less than the total number of shares of Optioned Stock until such total number of shares has been purchased. Such Option shall be exercised by (a) written notice of intent to exercise the Option with respect to a specified number of shares, and (b) payment in United States dollars to the Corporation (contemporaneously with delivery of each such notice), in cash, or by certified check, bank draft, or money order, of the amount of the Option price for the number of shares with respect to which the Option is then being exercised. Each such notice and payment shall be delivered, or mailed by registered or certified mail, addressed to the Secretary of the Corporation at the Corporation's executive offices. The date such notice and payment are received by the Corporation shall be the date of the exercise of the Option and the date of the purchase of the Optioned Stock for all purposes of the Plan.


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         (b) In lieu of payment in cash, an Optionee may pay for Optioned Stock by delivering shares of Common Stock already owned by the Option holder valued at the fair market value of shares of Common Stock as at the business date immediately prior to exercise of the Option or by a combination of such shares and cash. The Corporation may furthermore permit shares to be delivered on exercise of an Option to be surrendered to the Corporation in payment of federal, state and/or local withholding taxes payable in connection with the exercise of an Option.

         9. Further Conditions to Exercise of Option. (a) Unless otherwise provided in the terms of an Option, an Option may be exercised by an Optionee only if the Optionee has maintained Continuous Status as a Director from the date of the grant of the Option to the date three months before the exercise of the Option (one year before the exercise of the Option in the case of an Optionee who is disabled within the meaning of Section 22(e)(3) of the Code). The Committee's determination whether an Optionee's service has ceased, and the effective date thereof, shall be final and conclusive on all persons affected thereby. In the event of the death of an Optionee prior to the exercise of any Option granted to such Optionee, such Option shall be exercisable only prior to the expiration of the term of the Option or within the period of two years next succeeding the Optionee's death, whichever shall first occur, and then (a) only by the Optionee's estate or by or on behalf of such person or persons to whom the Optionee's right under the Option shall have passed by the Optionee's will or by the laws of descent and distribution, and (b) if and only to the extent that such Optionee was entitled to exercise the Option at the date of death.

         (b) The terms and conditions of Options granted under this Plan, including any additional conditions regarding the vesting or exercise of each such Option, shall be set forth or incorporated by reference in an instrument evidencing each Option. One copy of such instrument shall be given to such Director, and one copy shall be retained by the Corporation.

         10. Further Interest Prior to Issuance of Shares. Upon exercise of an Option in the manner provided in paragraph 8, the Optionee (or other person entitled to exercise the Option pursuant to a transfer of the Option by will or by the laws of descent and distribution) shall be deemed a shareholder for all purposes, and ownership of the number of shares of Optioned Stock purchased upon exercise of the Option in the name of the Optionee (or such other person) shall be recorded in the stock transfer books of the Corporation, unless such stock transfer books are closed, in which case ownership of the number of shares of Optioned Stock in the name of the Optionee (or such other person) shall be recorded in the stock transfer books of the Corporation as soon as they are again open.

         11. Non-Transferability of Options. Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. An Option may be exercised, during the lifetime of the Optionee, only by the Optionee.

         12. Adjustments. In the event that there is any change in the Common Stock as to Options granted hereunder, through merger, consolidation, recapitalization, reclassification, reorganization, stock split, stock dividend, combination of shares or otherwise, the Board shall


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make such adjustments with respect to Options or any provisions of this Plan as it deems equitable to prevent dilution or enlargement of Option rights.

         13. Time of Granting Options. The date of grant of an Option under this Plan shall, for all purposes, be the date specified in Section 5 hereof. Notice of the determination shall be given, and a written instrument evidencing such Option shall be delivered, to each Director to whom an Option is so granted within a reasonable time after the date of such grant. No Option shall be granted after the term of the Plan under paragraph 15 has expired or after the Plan has been terminated pursuant to paragraph 16.

         14. Effective Date. The Plan shall become effective upon its adoption by the Board, but the Plan and any Options granted under the Plan shall be cancelled and become null and void if the Plan is not approved by an affirmative vote of the holders of a majority of all outstanding shares of the Corporation entitled to vote thereon at a legal meeting within twelve (12) months after the date it is adopted. If the Plan is not cancelled pursuant to the preceding sentence, the Plan shall continue in effect for a term of ten (10) years from the date the Plan is adopted by the Board unless sooner terminated under paragraph 16.

         15. Modification of Options. At any time and from time to time the Board may authorize the Committee to direct execution of an instrument providing for the modification of any outstanding Option, provided no such modification shall confer on the holder of said Option any right or benefit which could not be conferred on him by the grant of a new Option at such time, or impair any right or benefit under the Option without the consent of the holder of the Option.

         16. Amendment and Termination of the Plan. The Board may alter, suspend or discontinue the Plan except that no action of the Board may increase (other than as provided in Section 12) the maximum number of shares permitted to be optioned under the Plan, reduce the Option price or extend the period within which Options may be exercised. Notwithstanding the foregoing, the Plan provisions shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder.

         17. Conditions Upon Issuance of Shares. Common Stock shall not be issued with respect to any Option unless the issuance and delivery of such Common Stock shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities law, and the requirements of any stock exchange upon which the Common Stock may then be listed.

         18. Reservation of Shares. The Corporation, during the term of the Plan, will reserve and keep available a number of shares of Common Stock sufficient to satisfy the requirements of the Plan.

         19. Application of Funds. The proceeds received by the Corporation from the sale of its Common Stock pursuant to Options granted under the Plan shall be used in the discretion of the Board for the Corporation's general corporate purposes.


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